Exhibit 12.2

ONE Gas, Inc.

Computation of Ratio of Earnings to Fixed Charges

(Unaudited)	Three Months Ended March 31, 2017
	(thousands of dollars)
Fixed charges, as defined:
Interest on long-term debt	$12,070
Interest on lease agreements	699

Total fixed charges	12,769

Earnings before income taxes	114,557

Earnings available for fixed charges	$127,326

Ratio of earnings to fixed charges	9.97	x

A statement showing the calculation of the ratio of earnings to fixed charges for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 was included in Exhibit 12.1 hereto, incorporating by reference Exhibit 12.1 to ONE Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 23, 2017 (File No. 001-36108).

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pre-tax income from continuing operations plus fixed charges. “Fixed charges” consist of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.